Exhibit 99.1

PRESS RELEASE	Oceaneering International, Inc. 11911 FM 529 Houston, Texas 77041 Telephone: 713-329-4500 Fax: 713-329-4951 www.oceaneering.com

Oceaneering Announces Rod Larson

as Senior Vice President and Chief Operating Officer

May 9, 2012 – Houston, Texas – Oceaneering International, Inc. (NYSE:OII) announced that Roderick A. Larson has agreed to join Oceaneering as Senior Vice President and Chief Operating Officer. His employment is anticipated to commence no later than the end of May 2012.

Mr. Larson will have worldwide responsibility for all of Oceaneering’s oilfield business operations. In 2011 these accounted for approximately 90 percent of Oceaneering’s revenue and 95 percent of its operating income.

Mr. Larson has over 20 years of oilfield service business experience with Baker Hughes Incorporated (NYSE:BHI), initially as a field engineer for Baker Atlas. Since January 2011, he has been serving as Baker Hughes’ President, Latin America Region, a business operation with annual revenue of over $2 billion. Previously he served as Vice President of Operations, Gulf of Mexico Region. He has a Bachelor’s degree in engineering and a Master’s degree in business administration.

M. Kevin McEvoy, President and Chief Executive Officer, stated, “We are very pleased to have Rod join Oceaneering. His demonstrated leadership and business perspective adds depth to our management team as we grow our current subsea services and products in response to escalating demand, and endeavor to expand our business line offerings.”

In accordance with the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995, Oceaneering International, Inc. cautions that statements in this press release which are forward-looking involve risks and uncertainties that may impact Oceaneering’s actual results. The forward-looking statements in this press release concern Oceaneering’s: anticipated commencement date of Mr. Larson’s employment; assignment of responsibilities to Mr. Larson; assessment that Mr. Larson adds depth to its management team; anticipated growth of its current subsea services and products; and endeavor to expand its business line offerings. Although Oceaneering’s management believes that the expectations reflected in these forward-looking statements are reasonable, Oceaneering can give no assurance that these expectations will prove to have been correct. These statements are made based on various underlying assumptions and are subject to numerous uncertainties and risks, including without limitation, changes in project design or schedule, contract cancellation, change orders and other modifications, and difficulties executing on the project. If one or more of these risks materialize, or if underlying assumptions prove incorrect, actual results may vary materially from those expected. For a more complete discussion of these and other risk factors, please see Oceaneering’s filings with the Securities and Exchange Commission.

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The use in this release of such terms as Oceaneering, company, group, organization, we, us, our, and its,

or references to specific entities, is not intended to be a precise description of corporate relationships.

Oceaneering is a global oilfield provider of engineered services and products, primarily to the offshore oil and gas industry, with a focus on deepwater applications. Through the use of its applied technology expertise, Oceaneering also serves the defense and aerospace industries.

For further information, please contact Jack Jurkoshek, Director Investor Relations, Oceaneering International, Inc., 11911 FM 529, Houston, Texas 77041; Telephone 713-329-4670; E-Mail investorrelations@oceaneering.com.

PR 1119